                                                                    Exhibit 10.6

                                   * Certain confidential information contained
                                     in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities
                                     Act of 1933, as amended.


ACCEPTANCE SHALL BE INDICATED                             CONTRACT # MR11990473
BY SIGNING AND RETURNING
DUPLICATE TO:

CHRISTOPHER M. CHRCEK
LUCENT TECHNOLOGIES                                 OPLINK COMMUNICATIONS, INC.
1600 OSGOOD STREET                                  3475 NORTH FIRST STREET
NORTH ANDOVER, MA 01845                             SAN JOSE, CA 95134-1803
                                                    ATTN: ALEX HSU

Lucent Technologies Inc. ("Company") agrees to purchase and Oplink Communications, Inc. ("Supplier") agrees to sell in accordance with the terms and conditions stated in this Agreement and any attachments to this Agreement.

MATERIAL - Such quantities of the [ * ] of Supplier's manufacture (the "material") as may be ordered by Company during the period from October 1, 1999 through December 31, 2000.

PRICE - As set forth in Attachment "A" to this Agreement.

TERMS OF PAYMENT - Net 30 days upon receipt of invoice

F.O.B. - San Jose, CA

MATERIAL ON CONSIGNMENT - Company and Supplier shall mutually agree to the quantity of each part that will be in the initial inventory. Thereafter, Company shall send to Supplier via facsimile, EDI or electronic mail transmission by Tuesday of each week, a Weekly Demand Summary for each part number.

     (1) Consignment Site - Lucent Technologies Inc. 1600 Osgood Street, North Andover, MA 01845. If this site is not controlled by Company, arrangements for such storage shall be made between Company and the entity which controls this site.

     (2) Consigned Material Storage - Upon receipt of each shipment of Consigned Material, Company shall cause it to be placed in storage ("Consigned Material Storage") at the Consignment Site. Supplier may physically inspect Consigned Material in Consigned Material Storage, with proper advance notification, at mutually agreeable times during normal business hours.

     (3) Blanket Consignment Order and Weekly Demand Report - A consignment order will cover a twelve month period (the "Blanket Consignment Order"). Each week Company shall furnish to Supplier a Weekly Demand Report which sets forth a fifty-two (52) week rolling forecast, the number of units received the previous week, the number of units withdrawn by Company the previous week, and the balance of Consigned Material in Consigned Material Storage. The forecasts are not commitments. Company's commitment is for the number of units withdrawn by Company from Consigned Material Storage plus the authorized stock set forth in the subsection entitled "Authorized Stock", subject to the subsection below entitled "Termination".


---------------------------------
*CONFIDENTIAL TREATMENT REQUESTED


                                       1.

     (4) Authorized Stock - Supplier shall review the Weekly Demand Report and adjust Consigned Material Storage stocks and Supplier's work in process as set forth herein. Supplier shall manufacture and ship enough material into Consigned Material Storage so that Consigned Material Storage contains the first four (4) weeks forecast for such part numbers based on the most current Weekly Demand Report.

     (5) Title and Risk of Loss - Upon receipt at the Consignment Site of a particular lot of Consigned Material for Consigned Material Storage risk of loss of such lot shall pass to Company. Upon withdrawal of such lot by Company from Consigned Material Storage, title to such lot shall pass to Company and sale of that lot shall be deemed to occur.

     (6) Withdrawal from Consigned Material Storage - Company may withdraw or cause to be withdrawn Consigned Material from Consigned Material Storage, at any time and from time to time. Company shall keep or cause to be kept records and report to Supplier the quantities withdrawn and the balance of Consigned Material in Consigned Material Storage. Supplier's invoices for the Consigned Material shall be based upon such withdrawal reports. All invoices for material withdrawn from consignment shall be dated as of the first day of the month following withdrawal. Supplier shall regularly replace quantities withdrawn to maintain mutually agreed stock support levels as indicated on the applicable orders. Company agrees to engage in discussions with supplier concerning ownership of material in Consigned Material Storage that has aged greater than 120 days.

     (7) Shipping Information - Promptly after each shipment of Consigned Material under this Agreement, Supplier shall furnish to Company and, if Company so requests, to a designated party at the Consignment Site, a written report setting forth at least the following: (a) Company's Order Number; (b) Consignment Destination; (c) Origin Location; (d) Name of Carrier and Truck Number or Railcar Number; (e) Lot Identification Number of each lot; (f) Net weight of each lot; and (g) Description and Quantity of Material in each lot.

     (8) Personal Property Taxes - Supplier shall be responsible for the reporting and payment of personal property taxes, if any, on such Consigned Material Storage by Company.

     (9) Transportation Loss and Damage or Hidden Manufacturing Defects. As to loss of or damage to Consigned Material which is reasonably apparent upon delivery from a carrier, Company shall cause the following to be done:

     (a) at time of the delivery, mark delivery receipt with appropriate exceptions describing the damage before signing; and

     (b) at the time of delivery, request the carrier to either inspect the loss or damage and forward to Supplier a signed exception report outlining the extent of loss or damage, or issue a written waiver of inspection and forward it to Supplier; and

     (c) within ten days after delivery, inspect the damaged material and notify Supplier whether Company will (i) accept it at a mutually agreed lower price reflecting the transportation damage (if Supplier had the risk of loss) or the manufacturing defect, or (ii) reject it. Rejected lots shall be set aside by Company pending disposition by Supplier as soon as reasonably possible but no later than sixty days following delivery, after which time any such damaged Consigned Material remaining undisposed of shall be deemed to be abandoned and Company may dispose of it as it sees fit without any obligation to Supplier.


                                       2.

As to concealed transportation damage or hidden manufacturing defects in material, if after withdrawal of Consigned Material from Consigned Material Storage, Company discovers concealed transportation damage or defective material, Company shall notify Supplier within five days of such discovery, take reasonable steps to preserve evidence of how such damage occurred and take all actions provided for in subparagraph (c) above. Where Consigned Material Storage is located on premises other than Company premises, Company shall direct the owner of such other premises to comply with the procedure set forth in this clause.

     (10) Termination - Company may at any time, and without cause terminate any or all Blanket Consignment Orders, in whole or in part, upon written notice to Supplier. Upon receipt of such notice, Supplier shall immediately stop work as specified in the notice to Supplier. Company's liability to Supplier with respect to such termination shall be limited to: (1) the purchase price for all material withdrawn by Company from Consigned Material Storage through the termination date; (2) the purchase price for finished material not to exceed the maximum stock level for the four (4) most recent Weekly Demand Reports issued just prior to the effective date of termination (such finished material shall include material in transit to Company and units already in Consigned Material Storage as Authorized Stock); (3) Supplier's manufacturing costs for work in process not to exceed the next two (2) weeks beyond the maximum Authorized Stock based on the then current Weekly Demand Report; and (4) Supplier's purchase price of raw material not to exceed the next two (2) weeks beyond the maximum Authorized Stock based on the then current Weekly Demand Report (not usable in Supplier's other operations or salable to Supplier's other customers). If requested, Supplier agrees to substantiate the manufacturing costs for work in process and the purchase price of the raw material with proof satisfactory to Company. Upon such termination, the parties shall meet promptly to determine the finished material, work in process and raw material for which Company is responsible as set forth above. Supplier shall ship the finished material (to the extent not already in transit or in Consigned Material Storage) and raw materials to Company pursuant to shipping schedules agreed upon by the parties. As to work in process, Supplier shall, at Company's option, ship it to Company pursuant to shipping schedules agreed upon by the parties or scrap it.

NEW AND CHANGED METHODS, PROCESSES, AND EQUIPMENT - Supplier agrees to keep abreast of major developments in Supplier's industry and to promptly advise Company of any developments, which might affect the production of any material under this Agreement.

If during the term of this Agreement Supplier's costs are reduced by using improvements from the:

     (1) adoption of new production methods, processes, techniques, or materials, or

     (2) use of additional, new, or different equipment or facilities,

Prices shall be reduced by agreement of the parties to fairly reflect such reduction.

NOTICES - Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by Supplier or Company shall be in writing and shall be given or made by confirmed facsimile, or similar communication or by certified or registered mail addressed to the respective parties as follows:

                                    To:     Lucent Technologies Inc.
                                            1600 Osgood Street,
                                            North Andover, MA 01845
                                    Attn:   Christopher M. Chrcek

                                    To:     Oplink Communications, Inc.
                                            3475 North First Street
                                            San Jose, CA 95134-1803
                                            Attn: Alex Hsu


                                       3.

The effective dates of such notice shall be (1) upon evidence of successful facsimile transmission, or (2) five days following the date mailed for certified or registered letters and two days following the date mailed for overnight letters, or (3) when delivered, if in person. The above addresses may be changed at any time by giving prior written notice as above provided.

ORDERING COMPANIES - Lucent Technologies Inc. or any affiliated corporation, partnership, or venture, both U.S. and foreign, as may be designated in writing by Lucent Technologies Inc., may order under this Agreement. For the purpose of this Agreement, the term "Company" shall mean the corporation or other entity which enters into or issues a contract or order under this Agreement. An affiliated corporation, partnership, or venture is an entity, a majority of whose voting stock or ownership interest is owned directly or indirectly by Lucent Technologies Inc. Any contract or order issued under this Agreement will be a contractual relationship between the ordering Company and the Supplier and Supplier shall look only to the ordering Company for performance of the ordering Company's obligations under such contract or order.

OZONE DEPLETING CHEMICALS - Supplier hereby warrants that it is aware of international agreements and pending legislation in several nations, including the United States, which would limit, ban and/or tax importation of any product containing, or produced using ozone depleting chemicals ("ODCs"), including chloroflurocarbons, halons and certain chlorinated solvents. Supplier hereby warrants that the material furnished to Company will conform to all applicable requirements established pursuant to such agreements, legislation and regulations, and the material furnished to Company will be able to be imported and used lawfully (and without additional taxes associated with ODCs not reported to Company by Supplier as set forth in this clause) under all such agreements, legislation and requirements. Supplier also warrants that it is currently reducing, or if Supplier is not the manufacturer of the material, is currently causing the manufacturing vendor to reduce and will, in an expeditious manner, eliminate, or, as applicable, have its manufacturing vendor eliminate the use of ODCs in the manufacture of the material.

If the material furnished by Supplier under this Agreement is manufactured outside the United States, Supplier shall, upon execution of this Agreement, and at any time that new products are added to this Agreement or changes are made to the material furnished under this Agreement, complete, sign and return to Company the attached ODC Content Certification. The ODC Content Certification must be signed by Supplier's facility manager, corporate officer or his delegate.

The term "ODC content" on the ODC Content Certification means the total pounds of ODC used directly in the manufacture of each unit of material. This includes all ODCs used in the manufacturing and assembly operations for the material plus all ODCs used by Supplier's vendors and any other vendors in producing components or other products incorporated into the material sold to Company.

Supplier is responsible to obtain information on the ODC content of all components and other products acquired to manufacture the material and to incorporate such information into the total ODC content reported to Company; provided however, that Supplier should not include in the ODC content those components or other products which are manufactured in the United States. Supplier hereby warrants to


                                       4.

Company that all information furnished by Supplier on the ODC Content Certification is complete and accurate and that Company may rely on such information for any purpose, including but not limited to providing reports to government agencies or otherwise complying with applicable laws. Supplier shall cooperate with Company in responding to any inquiry concerning the use of ODCs to manufacture the material or components thereof and to execute without additional charge any documents reasonably required to certify the absence or quantity of ODCs used to manufacture the material or components thereof.

OZONE DEPLETING SUBSTANCES LABELING - Supplier warrants and certifies that all products, including packaging and packaging components, provided to Company under this Agreement have been accurately labeled, in accordance with the requirements of 40 CFR Part 82 entitled "Protection of Stratospheric Ozone, Subpart E - The Labeling of Products Using Ozone Depleting Substances."

REJECTIONS - If Company rejects any or all of the material, Company may, in addition to all its other rights and remedies at law or equity, exercise one or more of the following remedies: (1) return rejected material for full credit at the price charged plus transportation charges from Supplier's plant and return; or (2) accept a conforming part of any shipment; or (3) consider this Agreement breached to the extent of the quantity rejected; or (4) have rejected material replaced by Supplier at the purchase price stipulated in this Agreement.

RELEASES VOID - Neither party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms of this Agreement, from employees, representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

RIGHT OF ACCESS - Each party shall permit the other party reasonable access to its facilities in connection with work under this Agreement. No charge shall be made for such visits. It is agreed that prior notification will be given when access is required.

ASSIGNMENT - Supplier shall not assign any right or interest under this Agreement (excepting solely for moneys due or to become due) without the prior written consent of Company. Supplier shall be responsible to Company for all Work performed by Supplier's subcontractor(s) at any tier.

BEST PRICE - If, at any time during the term of this Agreement, Supplier should sell to any customer other than to an affiliate or subsidiary of Supplier, material at least equal or similar in quality and volume at a price lower than that in effect hereunder, Company shall pay the lower price on all deliveries of material which are made during the period when such lower price is in effect. Upon ten (10) days written notice, Company, or Company's authorized representatives, may audit Suppliers' applicable books and records for the purpose of verifying Supplier's compliance with this provision.

CHOICE OF LAW - This Agreement and all transactions under it shall be governed by the laws of the State of New Jersey excluding its choice of laws rules and excluding the Convention for the International Sale of Goods. Supplier agrees to submit to the jurisdiction of any court wherein an action is commenced against Company based on a claim for which Supplier has agreed to indemnify Company under this Agreement. With respect to disputes between the parties, the parties agree to submit to the jurisdiction of the state and federal courts of New Jersey.

COMPLIANCE WITH LAWS - Supplier and all persons furnished by Supplier shall comply at their own expense with all applicable laws, ordinances, regulations and codes, including the identification and


                                       5.

procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Agreement.

ENTIRE AGREEMENT - This Agreement shall incorporate the typed or written provisions on Company's orders issued pursuant to this Agreement and shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the order(s) and shall not be modified or rescinded, except by a writing signed by Supplier and Company. Printed provisions on the reverse side of Company's orders (except as specified otherwise in this Agreement) and all provisions on Supplier's forms shall be deemed deleted. Estimates or forecasts furnished by Company shall not constitute commitments. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written communications and understandings of the parties with respect to the subject matter of this Agreement.

FORCE MAJEURE - Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or nonperforming party or its subcontractors. Supplier's liability for loss or damage to Company's material in Supplier's possession or control shall not be modified by this clause. When a party's delay or nonperformance continues for a period of at least fifteen (15) days, the other party may terminate, at no charge, this Agreement or an order under the Agreement.

HEAVY METALS AND/OR CFC IN PACKAGING - Supplier warrants to Company that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to Company under this Agreement and that packaging materials were not manufactured using and do not contain chlorofluorocarbons. Supplier further warrants to Company that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to Company under this Agreement does not exceed 100 parts per million. Upon request, Supplier shall provide to Company Certificates of Compliance certifying that the packaging and/or packaging components provided under this Agreement are in compliance with the requirements set forth above in this clause

IDENTIFICATION - Supplier shall not, without Company's prior written consent, engage in publicity related to this Agreement, or make public use of any Identification in any circumstances related to this Agreement. "Identification" means any semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other designation or drawing of Lucent Technologies Inc. or its affiliates. Supplier shall remove or obliterate any Identification prior to any use or disposition of any material rejected or not purchased by Company.

IMPLEADER - Supplier shall not implead or bring an action against Company based on any claim by any person for personal injury or death to an employee of Company for which Company has previously paid or is obligated to pay worker's compensation benefits to such employee or claimant and for which such employee or claimant could not otherwise bring legal action against Company.

INDEMNITY - At Company's request, Supplier agrees to indemnify, defend and hold harmless Company, its affiliates, customers, employees, successors and assigns (all referred to as "Company") from and against any losses, damages, claims, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from: (1) injuries or death to persons or damage to property, including theft, in any way arising out of or caused or alleged to have been caused by the Work or services performed by, or material provided by Supplier or persons furnished by Supplier; (2) assertions under Workers' Compensation or similar acts made by persons furnished by Supplier; or (3) any failure of Supplier to perform its obligations under this Agreement.


                                       6.

INFRINGEMENT - Supplier shall indemnify and save harmless Company, its affiliates and their customers, officers, directors, and employees (all referred to in this clause as "Company") from and against any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any and all claims (1) of infringement of any patent, copyright, trademark or trade secret right, or other intellectual property right, private right, or any other proprietary or personal interest, and (2) related by circumstances to the existence of this Agreement or performance under or in contemplation of it (an Infringement Claim). If the Infringement Claim arises solely from Supplier's adherence to Company's written instructions regarding services or tangible or intangible goods provided by Supplier (Items) and if the Items are not (1) commercial items available on the open market or the same as such items, or (2) items of Supplier's designated origin, design or selection, Company shall indemnify Supplier. Company or Supplier (at Company's request) shall defend or settle, at its own expense any demand, action or suit on any Infringement Claim for which it is indemnitor under the preceding provisions and each shall timely notify the other of any assertion against it of any Infringement Claim and shall cooperate in good faith with the other to facilitate the defense of any such Claim.

INSURANCE - Supplier shall maintain and cause Supplier's subcontractors to maintain during the term of this Agreement: (1) Workers' Compensation insurance as prescribed by the law of the state or nation in which the Work is performed;
(2) employer's liability insurance with limits of at least $500,000 for each occurrence; (3) automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; (4) Commercial General Liability ("CGL") insurance, ISO 1988 or later occurrence form of insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; and (5) if the furnishing to Company (by sale or otherwise) of material or construction services is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 per occurrence. All CGL and automobile liability insurance shall designate Lucent Technologies Inc., its affiliates, and its directors, officers and employees (all referred to as "Company") as additional insured. All such insurance must be primary and non-contributory and required to respond and pay prior to any other insurance or self-insurance available. Any other coverage available to Company shall apply on an excess basis. Supplier agrees that Supplier, Supplier's insurer(s) and anyone claiming by, through, under or in Supplier's behalf shall have no claim, right of action or right of subrogation against Company and its customers based on any loss or liability insured against under the foregoing insurance. Supplier and Supplier's subcontractors shall furnish prior to the start of Work certificates or adequate proof of the foregoing insurance, including if specifically requested by Company, endorsements and policies. Company shall be notified in writing at least thirty
(30) days prior to cancellation of or any change in the policy. Insurance companies providing coverage under this Agreement must be rated by A-M Best with at least an A- rating.

INVOICING FOR GOODS - Supplier shall: (1) render original invoice, or as otherwise specified in this Agreement, showing Agreement and order number, through routing and weight; (2) render separate invoices for each shipment within twenty-four (24) hours after shipment; and (3) mail invoices with copies of bills of lading and shipping notices to the address shown on this Agreement or order. If prepayment of transportation charges is authorized, Supplier shall include the transportation charges from the FOB point to the destination as a separate item on the invoice stating the name of the carrier used.

MEDIATION - If a dispute relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. All defenses based on passage of time shall be suspended pending the termination of the mediation. Nothing


                                       7.

in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation.

PAYMENT TERMS - Invoices shall be paid in accordance with the terms in this Agreement, and due dates for payment shall be computed from the date of receipt of invoices by Company.

RIGHT OF ENTRY - Each party shall have the right to enter the premises of the other party during normal business hours with respect to the performance of this Agreement including an inspection or a Quality Review, subject to all plant rules and regulations, clearances, security regulations and procedures as applicable. Each party shall provide safe and proper facilities for such purpose.

SHIPPING - Supplier shall: (1) ship the material covered by this Agreement or order complete unless instructed otherwise; (2) ship to the destination designated in the Agreement or order; (3) ship according to routing instructions given by Company; (4) place the Agreement and order number on all subordinate documents; (5) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package containing the memorandum; and
(6) mark the Agreement and order number on all packages and shipping papers. Adequate protective packing shall be furnished at no additional charge. Shipping and routing instructions may be furnished or altered by Company without a writing. If Supplier does not comply with the terms of the FOB clause of this Agreement or order or with Company's shipping or routing instructions, Supplier authorizes Company to deduct from any invoice of Supplier (or to charge back to Supplier), any increased costs incurred by Company as a result of Supplier's noncompliance.

SOFTWARE LICENSE GRANT - Except as stated otherwise in this order, Company shall have a world-wide, non-exclusive, royalty-free, perpetual, transferable license to use, reproduce and sublicense all software furnished to Company by Supplier under this Agreement. Company will not reverse compile or disassemble the software, nor will Company reproduce the software for the purpose of furnishing it to others.

SUPPLIER'S INFORMATION - Supplier shall not provide under, or have provided in contemplation of, this Agreement any idea, data, program, technical, business or other intangible information, however conveyed, or any document, print, tape, disc, semiconductor memory or other information-conveying tangible article, unless Supplier has the right to do so, and Supplier shall not view any of the foregoing as confidential or proprietary.

SURVIVAL OF OBLIGATIONS - The obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement.

TAXES - Company shall reimburse Supplier only for the following tax payments with respect to transactions under this Agreement unless Company advises Supplier that an exemption applies: state and local sales and use taxes, as applicable. Taxes payable by Company shall be billed as separate items on Supplier's invoices and shall not be included in Supplier's prices. Company shall have the right to have Supplier contest any such taxes that Company deems improperly levied at Company's expense and subject to Company's direction and control.

TITLE AND RISK OF LOSS - Title and risk of loss and damage to material purchased by Company under this Agreement shall vest in Company when the material has been delivered at the FOB point. If this Agreement or an order issued pursuant to this Agreement calls for additional services to be performed after delivery, Supplier shall retain title and risk of loss and damage to the material until the additional services have been performed. If Supplier is authorized to invoice Company for material upon shipment


                                       8.

or prior to the performance of additional services, title to material shall vest in Company upon payment of the invoice, but risk of loss and damage shall pass to Company when the additional services have been performed.

USE OF INFORMATION - Supplier shall view as Company's property any idea, data, program, technical, business or other intangible information, however conveyed, and any document, print, tape, disc, tool, or other tangible information-conveying or performance-aiding article owned or controlled by Company, and provided to, or acquired by, Supplier under or in contemplation of this Agreement (Information). Supplier shall, at no charge to Company, and as Company directs, destroy or surrender to Company promptly at its request any such article or any copy of such Information. Supplier shall keep Information confidential and use it only in performing under this Agreement and obligate its employees, subcontractors and others working for it to do so, provided that the foregoing shall not apply to information previously known to Supplier free of obligation, or made public through no fault imputable to Supplier.

WARRANTY - Supplier warrants to Company and its customers that material furnished will be new, merchantable, free from defects in design, material and workmanship and will conform to and perform in accordance with the specifications, drawings and samples. These warranties extend to the future performance of the material and shall continue five years after the material is accepted by Company. Supplier also warrants to Company and its customers that services will be performed in a first class, workmanlike manner. If material furnished contains manufacturers' warranties, Supplier hereby assigns such warranties to Company and its customers. All warranties shall survive inspection, acceptance and payment. Material or services not meeting the warranties will be, at Company's option, returned for or subject to refund, repaired, replaced or reperformed by Supplier at no cost to Company or its customers and with transportation costs and risk of loss and damage in transit borne by Supplier. Repaired and replacement material shall be warranted as set forth above in this clause. SUPPLIER'S LIABILITY FOR CONSEQUENTIAL AND INCIDENTAL DAMAGES (EXCEPT PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE) ARISING OUT OF BREACH OF WARRANTY SHALL NOT EXCEED FOUR MILLION DOLLARS ($4,000,000) PER OCCURRENCE. THE LIMITATION OF LIABILITY ABOVE SHALL NOT APPLY TO SUPPLIER'S OBLIGATIONS UNDER THE INFRINGEMENT CLAUSE OR DUTIES OF CONFIDENTIALITY.

ELECTRONIC DATA INTERCHANGE - Supplier agrees, if requested by Lucent, to implement "Electronic Data Interchange" (EDI) as an electronic means of trading business document with Lucent. The electronic business documents include purchase orders, acknowledgements, purchase order changes, ship notices, invoices, remittance advice, electronic funds transfer (EFT) or such purchasing communications as may be requested by Lucent for transactions under this Agreement. Supplier shall, at its sole expense, obtain, make fully operational and maintain all equipment, software and other materials set forth in Company's EDI Planning Guide. Supplier shall also execute an Electronic Purchasing Agreement with Company at the time of Lucent's request to initiate EDI as described in this clause.

YEAR 2000 WARRANTY - With respect to all Material, Equipment, Services and Software provided to Company under this Agreement, Supplier warrants to Company and its customers that: (i) the operation of such deliverables on or after January 1, 2000, without limitation as to date, shall in no way be different from their operation prior to that date; and (ii) such deliverables will be able to process, store, record and present data containing dates in the Year 2000, and thereafter without limitation as to date, in the same manner as data containing dates prior to the Year 2000. Supplier further warrants that to the extent its internal systems impact its relationship with Company, such systems also comply with the foregoing warranties. Upon request by Company, Supplier agrees to: (i) provide written certification of the foregoing warranties to Company and its customers; and (ii) allow Company to reasonably verify compliance with these warranties.


                                       9.

COMPLIANCE WITH ENVIRONMENTAL, OCCUPATIONAL HEALTH AND SAFETY (EH&S) LAWS - Supplier and all persons furnished by Supplier shall comply at their own expense with all applicable EH&S laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Agreement.

ENVIRONMENTAL MANAGEMENT SYSTEMS - Supplier warrants to Company that it intends to implement elements of an internationally recognized environmental management system (EMS) standard, for example ISO 14001, or Eco-Management and Audit Scheme. As part of the EMS, Supplier agrees to establish environmental objectives/targets that will lead to improved environmental performance. At a minimum, Supplier agrees to implement the following EMS elements within three
(3) years of the date of this Agreement.

ENVIRONMENTALLY RESTRICTED SUBSTANCES - Supplier warrants to Company that none of the following substances are used or will be used in the manufacture or processing of products supplied to Company nor do the products contain any measurable amount of the following substances:

Asbestos (all types)                                       Trichlorofluoroethane (CFC 11)
Cadmium and Cadmium Compounds(used as a dye, pigment       Dichlorodifluoromethane (CFC 12)
or stabilizer in any plastic, paint or lacquer, or
plating material)
Lead Pigments(excludes lead compoundsin plastics if        Chlorotrifluoromethane (CFC 13)
total lead content in plastic is less than 50% and
no substitute exists)
Polychloriated Biphenyls (PCBs)                            Pentachlorofluoroethane (CFC 111)
Polybrominated Biphenyls (PCBs)                            Tetrachlorodifluoroethane (CFC 112)
Polybrominated Biphenyl Ether (PBBE)                       Trichlorotrifluoroethane (CFC 113)
Polychlorinated Triphenyls (PCT)                           Dichlorotetrafluoroethane (CFC 114)
Pentachlorophenols (PCP)                                   Monochloropentafluoroethane (CFC I 15)
Polybromodiphenyloxides (PBDOs)                            Heptachlorofluoropropane (CFC 211)
Polychlorinated and polybrominated dibenzodioxins          Pentachlorotrifluoropropane (CFC 213)
Polychlorinated and polybrominated dibenzofurans           Tetrachlorotetrafluoropropane (CFC 214)
Vinyl Chloride (As Residual Monomer)                       Trichloropentafluoropropane (CFC 215)
Ethylene glycol monomethyl ether (CAS # 109-86-4)          Dichlorohexafluoropropane (CFC 216)
Ethylene glycol monomethyl ether acetate (CAS # 110-49-6)  Monochloroheptafluoropropane (CFC 217)
Ethylene glycol monoethyl ether (CAS # 110-80-5)           Bromochlorodifluoromethane (HALON 1211)
Ethylene glycol monoethyl ether acetate (CAS # 11 l-15-9)  Bromotrifluoromethane (HALON 130 l)
Diethylene glycol dimethyl ether (CAS # 111-96-6)          Dibromotetrafluoromethane (HALON 2402)
Diethylene glycol monomethyl ether (CAS # 111-77-3)        Carbon Tetrachloride (CC1(4))
Triethylene glycol dimethyl ether (CAS # 112-49-2)         1,1,1 Trichloroethane (CH(2)CCI(3))


PRODUCT SAFETY - Supplier warrants to Company that products are designed to meet customer mandated industry standards (e.g., Underwriters Laboratories, Inc., International Organization for Standardization, International Electrotechnical Commission). Supplier also warrants to Company that human, environmental and physical factors that have the potential to impact customers are considered in product design by following the design hierarchy of: (1) designed out hazards;
(2) including protective devices that are integral to the design of the product, if hazards cannot be designed out, and (3) adding warning labels, if there are hazards which cannot practicably be removed by design changes or controlled by protective devices.


                                       10.

BAR CODE SHIPPING AND RECEIVING LABELS - Supplier shall at its sole expense place Company's specified bar code labels on all shipping packages and containers for the material shipped under this Agreement. Such bar code labels and the placement thereof shall meet the "Shipping & Receiving Bar Code Label Standard AT&T 801-001-105," Issue 3 (a copy of which Supplier has in its possession). Company may change such specification upon written notice to Supplier and Supplier shall comply with such changes.

HEADINGS - The headings of the clauses in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

AGREED:

Oplink Communications, Inc.                 Lucent Technologies Inc.
3475 North First Street                     1600 Osgood Street
San Jose, CA 95134-1803                     North Andover, MA 01845


By /s/ Alex Hsu                                     By /s/ Christopher Chrcek
   ---------------------------                         ------------------------

Title President & COO                               Title Buyer
      ------------------------                            ---------------------

Date 11/16/99                                       Date 11/17/99
     -------------------------                           ----------------------


                                       11.

                                              ATTACHMENT A - PRICING

-------------------- ------------------------- ------------------------- ----------------------------
      Comcode           Lucent Description            Oplink P/N               Price Effective
                                                                            From October 1, 1999
                                                                                   Through
                                                                              December 31, 2000
-------------------- ------------------------- ------------------------- ----------------------------
[ * ]                         [ * ]                     [ * ]                      $[ * ]
-------------------- ------------------------- ------------------------- ----------------------------

-------------------- ------------------------- ------------------------- ----------------------------

-------------------- ------------------------- ------------------------- ----------------------------

-------------------- ------------------------- ------------------------- ----------------------------

-------------------- ------------------------- ------------------------- ----------------------------

-------------------- ------------------------- ------------------------- ----------------------------

-------------------- ------------------------- ------------------------- ----------------------------

-------------------- ------------------------- ------------------------- ----------------------------

-------------------- ------------------------- ------------------------- ----------------------------

-------------------- ------------------------- ------------------------- ----------------------------

-------------------- ------------------------- ------------------------- ----------------------------

-------------------- ------------------------- ------------------------- ----------------------------

Note 1: The comcodes will be changed to 4XXXXXXXX format upon full device qualification. Full qualification by Lucent is a condition of award.

Note 2: Standard lead time is 4 weeks ARO.

Note 3: The prices above are based on the award of [ * ]% of the estimated quantities for the [ * ].






---------------------------------
*CONFIDENTIAL TREATMENT REQUESTED


                                       12.